Exhibit 10.60

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is made and entered into as of this 19th day of January 2010, by and between Location Based Technologies, Inc. the (“Company”), a Nevada corporation and, Vistal Capital Corp, a New York corporation ("Consultant");

ENGAGEMENT OF CONSULTANT; SERVICES TO BE PERFORMED

WHEREAS, Location Based Technologies, Inc. desires to engage the services of Consultant as a Business Development Contractor. The duties will include:

i)	To lead, assist and introduce the Company on how it can position itself to enter the pet product distribution market. The Consultant’s consulting engagement is on a non-exclusive basis.

ii)
To introduce and present the Company to key strategic partners, investors and technology service providers that will quickly and efficiently integrate the device into their sales activities. This may take the form of a teaming, merger or acquisition play.

NOW, THEREFORE, in consideration for the mutual covenants contained herein, the parties hereby agree as following:

1.   Compensation for Consulting Services:

(a)            As compensation for the capital raise services to be performed by Consultant hereunder, the Company shall pay to Consultant a fee of 180,000 Restricted Shares as on January 19th, 2010.

2.   Term

 The term this Agreement will be for six months.

3.   Names of Accounts

 During the term hereof Consultant shall promptly provide to the Company in writing the names of all potential Accounts contacted by Consultant. Specifically identifying and confirming Tier 1, 2 and 3.

4.   Information and Data

  In connection with Consultant’s activities hereunder, The Company will furnish Consultant with analytics, engineering resources, administrative support and such other information and data regarding the services the “Company” deems appropriate, at the Company’s discretion.

5.   Independent Contractor

 In rendering consulting services to the Company pursuant to this Agreement, it is acknowledged and agreed that Consultant shall be acting solely as an independent contractor and shall not have authority to the Company in any regard except as may be specifically delegated to Consultant by the Company in writing.

6.   Notices

 All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram, sent by fax, sent by confirmed email, or mailed by registered or certified mail, postage prepaid, addressed to the party to who sent as follows:

To Consultant:	Vistal Capital Corp.
30 Jericho Park
Commack, NY 11725

To Company:	Location Based Technologies, Inc.
38 Discovery – Suite 150
Irvine, CA 92618
ATTN: Joseph Scalisi
Fax: (714) 200-0287

Any party may change the address to which such communications are to be directed to him or it by giving written notice in the manner provided in this paragraph.

7)             Indemnification

Company shall, at its sole cost and expense, defend and hold harmless Contractor (including Contractor’s current and former officers, directors and employees), from any and all allegations, claims, losses, damages, penalties, judgments, liabilities, costs and expenses (including, without limitation, the costs of defense and other reasonable expenses of litigation, that may be incurred by, imposed upon, or asserted against Contractor by reason of any legal proceeding, claim, action or demand of a third party (each a “Claim”), including allegations that Contractor is vicariously liable for the actions of Company, arising from Contractor’s performance of services under this Agreement, any breach of this Agreement or any willful misconduct or negligent act or omission of Company (including Company’s officers, directors and employees) in connection with its activities under this Agreement.  Company’s obligation to hold Contractor harmless under this Section 7 shall survive the expiration or termination of this Agreement by either party for any reason.

Consultant agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, and controlling persons (each an “Indemnified Party”) from and against any and all claims, loss, liability, damage, cost and expense whatsoever (a “Claim”) relating to such Claims, including reasonable attorneys fees, arising out of or relating to the engagement hereunder or any transaction contemplated hereby:

8)  Miscellaneous Provisions

 (a) This Agreement may not be assigned by Consultant to any person without the prior written consent of Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) The parties agree to execute any and all documents that may be reasonably necessary in order to effectuate the transactions contemplated by this Agreement.

(c) This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed in that State.

(d) This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein.

(e)   There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties relating to the subject matter of this Agreement which are not fully expressed herein.

(f)   Any dispute arising from the terms or obligations of this Agreement shall be submitted to binding arbitration in accordance with the rules and regulations of the American Arbitration Association sitting in San Francisco, and any decision by the American Arbitration Association may be enforced by any court having jurisdiction thereof.  Notwithstanding the foregoing, any party may commence legal action to obtain preliminary injunctive or other temporary relief to enforce the terms of this Agreement pending arbitration, and/or to obtain or compel specific performance of this Agreement pursuant to any award of the American Arbitration Association.

(g)   If any legal action should be brought between or among the parties (including arbitration), the prevailing party shall be entitled to recover all costs incurred therein, including but not limited to reasonable attorneys’ fees.

(h)   If the scope of any provision of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of this Agreement shall not thereby fail, but that the scope of such provision shall be curtailed only to the extent necessary to conform to law.

(i)   All paragraph headings herein are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement or the interpretation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LOCATION BASED TECHNOLOGIES, INC. (The “Company”):

By:	__________________________ Joseph Scalisi, President

Vistal Capital Corp. (The “Consultant”):

By:	__________________________

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